Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

OF

IPT PROPERTY MANAGEMENT LLC

AND

IPT SERVICES LLC

AND

IPT ACQUISITIONS LLC

AND

INDUSTRIAL PROPERTY OPERATING PARTNERSHIP LP

INTO INDUSTRIAL PROPERTY TRUST

THIS AGREEMENT AND PLAN OF MERGER (“Agreement”) is entered into as of July 24, 2020, by and among IPT Property Management LLC, a Delaware limited liability company (“IPT Property”), IPT Services LLC, a Delaware limited liability company (“IPT Services”), IPT Acquisitions LLC, a Delaware limited liability company (“IPT Acquisitions”), Industrial Property Operating Partnership LP, a Delaware limited partnership (“IPT OpCo” and together with IPT Property, IPT Services and IPT Acquisitions, the “Merging Entities”), and Industrial Property Trust, a Maryland real estate investment trust (“IPT” or the “Surviving Entity”). The Merging Entities and IPT are individually referred to herein as a “party” and collectively as the “parties.”

WHEREAS, the parties hereto wish to effect a merger of the Merging Entities with and into IPT, on the terms and subject to the conditions set forth in this Agreement and in accordance with the Delaware Limited Liability Company Act (“DE LLCA”), the Delaware Revised Uniform Limited Partnership Act, as amended (“DRULPA”), and Title 8 of the Maryland Corporations and Associations Article of the Annotated Code of Maryland (the “Maryland REIT Law”), and the separate existence of each of the Merging Entities shall thereupon cease, with IPT being the surviving entity (the “Merger”);

WHEREAS, IPT is (i) the sole general partner and a limited partner of IPT OpCo and (ii) IPT OpCo is the sole member of each of IPT Property, IPT Services and IPT Acquisitions;

WHEREAS, the Board of Trustees of IPT, on behalf of IPT and, in its capacity as (i) the sole general partner of IPT OpCo, on behalf of IPT OpCo, and (ii) the sole general partner of the sole member of each of IPT Property, IPT Services and IPT Acquisitions, on behalf of, IPT Property, IPT Services and IPT Acquisitions, has (a) determined that it is advisable and in best interests of IPT and its shareholders and the Merging Entities and their respective partners and members for the Merging Entities to merge with and into IPT, with IPT surviving the Merger, (b) approved the Merger on the terms set forth herein and (c) approved and adopted this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and in consideration of the foregoing and of the mutual covenants and agreements hereinafter set forth, the parties hereto, each intending to be legally bound hereby, agree as follows:

1.	PLAN OF MERGER

1.1.            The Merger. Upon the terms and subject to the satisfaction or waiver of the conditions hereof, and in accordance with the provisions of Section 18-209 of the DE LLCA, Section 17-211 of the DRULPA and Section 8-501.1 of the Maryland REIT Law, at the Merger Effective Time (as defined below), (i) each of the Merging Entities shall be merged with and into IPT, whereupon the separate existence of the Merging Entities shall cease, and (ii) IPT shall continue as the Surviving Entity. The Surviving Entity shall continue its existence as a Maryland real estate investment trust under the laws of the State of Maryland.

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1.2.            Closing. Subject to the satisfaction or waiver of the conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place on July 28, 2020, unless otherwise agreed to in writing by the parties hereto. The parties hereto intend to effect the Closing virtually rather than in-person by the delivery of the documents via e-mail, facsimile and/or overnight courier.

1.3.            Merger Filings; Effective Time. IPT and the Merging Entities shall (i) cause a certificate of merger (the “Merger Certificate”) in substantially the form attached hereto as Exhibit A to be duly executed and filed with the Office of the Secretary of State of the State of Delaware in accordance with the provisions of Section 18-209 of the DE LLCA and Section 17-211 of the DRULPA, (ii) cause articles of merger (the “Articles of Merger”) in substantially the form attached hereto as Exhibit B to be duly executed and filed with the Maryland State Department of Assessments and Taxation in accordance with the provisions of Section 8-501.1 of the Maryland REIT Law, and (iii) make any other filings, recordings or publications required, if any, under the DE LLCA, DRULPA or the Maryland REIT Law in connection with the Merger. The Merger shall become effective at such time and date specified as the effective time in the Merger Certificate and the Articles of Merger (the “Merger Effective Time”).

1.4.            Declaration of Trust and Bylaws. The Declaration of Trust of IPT in effect immediately prior to the Merger Effective Time shall be the Declaration of Trust of the Surviving Entity immediately following the Merger, and the Bylaws of IPT in effect immediately prior to the Merger Effective Time shall be the Bylaws of the Surviving Entity immediately following the Merger, each until amended in accordance with its terms or the Maryland REIT Law.

1.5.            Effects on Limited Partnership Units and Special Partnership Units of IPT OpCo in the Merger. At the Merger Effective Time, and by virtue of the Merger and without any further action, all of the limited partnership units and all of the special partnership units in IPT OpCo (such limited partnership units and special partnership units, the “IPT OpCo Units”) issued and outstanding immediately prior to the Merger Effective Time shall be cancelled, extinguished and terminated and shall cease to exist and no payment shall be made with respect thereto. Following the Merger, each holder of an IPT OpCo Unit shall cease to have any rights with respect to such IPT OpCo Units.

1.6.            Effects on Membership Interests of IPT Property, IPT Services and IPT Acquisitions. At the Merger Effective Time, by virtue of the Merger and without any further action, all limited liability company interests in each of IPT Property, IPT Services and IPT Acquisitions outstanding immediately prior to the Merger Effective Time, shall be cancelled, extinguished and terminated and shall cease to exist and no payment shall be made with respect thereto. Following the Merger, each holder of limited liability company interests in each of IPT Property, IPT Services and IPT Acquisitions shall cease to have any rights with respect to such limited liability company interests.

1.7.            Succession to Rights and Liabilities. At the Merger Effective Time, the Merger shall have the effects provided in this Agreement, the Merger Certificate, the Articles of Merger and the applicable provisions of the DE LLCA and DRULPA, including Section 18-209 of the DE LLCA and Section 17-211 of the DRULPA, and the Maryland REIT Law, including Section 8-501.1 of the Maryland REIT Law. Without limiting the generality of the foregoing, and subject thereto, from and after the Merger Effective Time, the Surviving Entity shall possess all properties, rights, privileges, powers and franchises of IPT and the Merging Entities, and all of the claims, obligations, liabilities, debts and duties of IPT and the Merging Entities shall become the claims, obligations, liabilities, debts and duties of the Surviving Entity.

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2.	MISCELLANEOUS

2.1.            Assignment; Binding Effect. Other than as expressly provided in this Agreement, neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of law or otherwise by either of the parties hereto without the prior written consent of the other party hereto, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.

2.2.            Governing Law. The filing of the Merger Certificate shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to any choice or conflicts of law principles (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. Except as provided in the immediately preceding sentence, this Agreement, the Articles of Merger and all actions (whether at law, in contract or in tort) that may be based upon, arise out of or related to this Agreement or the negotiation, execution or performance of this Agreement, shall be governed by, and construed in accordance with, the laws of the State of Maryland without giving effect to any choice or conflicts of law principles (whether of the State of Maryland or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Maryland.

2.3.            Amendment; Waiver. Subject to compliance with applicable law, this Agreement may be amended by mutual agreement of the parties hereto at any time prior to the Closing. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto. At any time prior to the Merger Effective Time, the parties hereto may, subject to the requirements of applicable Law, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement, or (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party hereto to any such waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights. No single or partial exercise of any right, remedy, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. Any waiver shall be effective only in the specific instance and for the specific purpose for which given and shall not constitute a waiver to any subsequent or other exercise of any right, remedy, power or privilege hereunder.

2.4.            Severability. If any term or other provision of this Agreement is found by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced under any present or future law or public policy in any jurisdiction, as to that jurisdiction, (a) such term or other provision shall be fully separable, (b) this Agreement shall be construed and enforced as if such invalid, illegal or unenforceable provision had never comprised a part hereof, (c) all other conditions and provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable term or other provision or by its severance herefrom so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party hereto, and (d) such terms or other provision shall not affect the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced in any jurisdiction, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner in order that transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

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2.5.            Further Assurances. The parties hereto covenant and agree that they will execute, deliver and acknowledge from time to time at the request of the other, and without further consideration, all such further instruments of assignment or assumption of rights and/or obligations as may be reasonably required in order to give effect to the transactions described herein.

2.6.            Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall be deemed one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other party. Signatures to this Agreement transmitted by electronic mail in .pdf format, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

2.7.            Termination or Deferral. This Agreement may be terminated at any time prior to the date of Closing or the time for the consummation of the Merger and may be deferred by the written consent of the parties to the Merger.

2.8.            Effect of Termination. In the event of termination of this Agreement as provided in Section 2.7, written notice thereof shall be given to the other party and this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of either party hereto.

[Signature pages follow]

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IN WITNESS WHEREOF, the undersigned has duly executed this Agreement, or has caused this Agreement to be duly executed on its behalf, as of the day and year first above written.

IPT Property Management LLC,
By:	Industrial Property Operating Partnership LP, a Delaware limited partnership, its sole member
By:	Industrial Property Trust, a Maryland real estate investment trust, its general partner

By:	/s/ Thomas G. McGonagle
Name:	Thomas G. McGonagle
Title:	Managing Director, Chief Financial Officer

IPT Services LLC,
By:	Industrial Property Operating Partnership LP, a Delaware limited partnership, its sole member
By:	Industrial Property Trust, a Maryland real estate investment trust, its general partner

By:	/s/ Thomas G. McGonagle
Name:	Thomas G. McGonagle
Title:	Managing Director, Chief Financial Officer

IPT Acquisitions LLC,
By:	Industrial Property Operating Partnership LP, a Delaware limited partnership, its sole member
By:	Industrial Property Trust, a Maryland real estate investment trust, its general partner

By:	/s/ Thomas G. McGonagle
Name:	Thomas G. McGonagle
Title:	Managing Director, Chief Financial Officer

Industrial Property Operating Partnership LP,
By:	Industrial Property Trust, a Maryland real estate investment trust, its general partner

By:	/s/ Thomas G. McGonagle
Name:	Thomas G. McGonagle
Title:	Managing Director, Chief Financial Officer

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IN WITNESS WHEREOF, the undersigned has duly executed this Agreement, or has caused this Agreement to be duly executed on its behalf, as of the day and year first above written.

Industrial Property Trust

By:	/s/ Thomas G. McGonagle
Name:	Thomas G. McGonagle
Title:	Managing Director, Chief Financial Officer

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